Exhibit 4.2
RXi PHARMACEUTICALS CORPORATION
One Innovation Drive
Worcester, Massachusetts 01605

February 23, 2007

CytRx Corporation	Tariq M. Rana, Ph.D.
11726 San Vicente Boulevard, Suite 650	University of Massachusetts
Los Angeles, California 90049	364 Plantation St., LRB 827,
Lab 860 A-E
Michael P. Czech, Ph.D.	Worcester, MA 01605
University of Massachusetts
55 Lake Avenue, Suite 100	Gregory J. Hannon, Ph.D.
Worcester, MA 01605	Howard Hughes Medical Institute
Cold Spring Harbor Laboratory
Craig C. Mello, Ph.D.	One Bungtown Road
Howard Hughes Medical Institute	Cold Spring Harbor, NY 11724
University of Massachusetts
373 Plantation St., Suite 219
Worcester, MA 01605
     Re: Stockholders Agreement
Gentlemen:
     RXi Pharmaceuticals Corporation (“RXi”), CytRx Corporation (“CytRx”), and the other current stockholders and Scientific Advisory Board members of RXi (“SAB Members”) believe it is in their mutual best interests to enter into this letter agreement (this “Agreement”) in order to set forth their understanding and agreement regarding their ownership and voting of shares of common stock of RXi (“RXi Shares”), which for this purpose includes any and all additional shares of common stock and other voting securities of RXi that they may acquire or own at any time. The parties also believe it is mutually beneficial that, in consideration of CytRx’s willingness to enter into this Agreement, RXi grant CytRx certain rights to purchase any “New Securities” (as defined in Annex 1) which RXi proposes to sell or issue.
     In consideration of the mutual promises set forth herein, and other good and valuable consideration, the parties hereby agree as follows:
     1. From the period beginning upon the closing of an equity financing of RXi in an aggregate amount of not less than $15 million dollars from investors (including CytRx acting as an Investor) (the “Initial Financing”), CytRx agrees that it will not vote its RXi Shares or otherwise take steps to elect or have elected individuals who are (i) employees, officers or directors of CytRx, (ii) employees, officers or directors of any entity that has a contractual business relationship with CytRx, or (iii) employees, officers, directors of any entity that has a contractual business relationship with any officer or director of CytRx (collectively, (i), (ii), and

CytRx Corporation
February 23, 2007

(iii) are “Affiliates”) to constitute a majority of RXi’s Board of Directors, and, in the event that Affiliates are elected to hold a majority of the seats of RXi’s Board of Directors, CytRx shall use reasonable efforts to cause a sufficient number of its Affiliates to resign from their position as directors of RXi or to cause a sufficient number of independent directors to be added to RXi’s Board of Directors, so that Affiliates do not constitute a majority of RXi’s Board of Directors. If at any time following the Initial Financing, CytRx, together with its subsidiaries and any other entities controlled by, or under common control with, CytRx (collectively, “CytRx Affiliates”) hold in the aggregate a majority of the outstanding voting power of RXi, CytRx will use reasonable efforts without delay to transfer or otherwise dispose of a sufficient number of shares of RXi’s voting stock to bring the aggregate ownership by CytRx and CytRx Affiliates of the total outstanding shares of RXi’s voting stock below fifty percent (50%), subject to the rules and regulations of the Securities and Exchange Commission and applicable state securities laws.
     2. CytRx agrees that, from the period beginning at the closing of the Initial Financing it shall vote, or provide its written consent with respect to, all RXi Shares then owned or controlled by it and CytRx Affiliates in such manner as shall be recommended by the Board of Directors of RXi with respect to any or all of the following matters that may be submitted by RXi for action by the stockholders of RXi:
          (a) any proposal to amend the certificate of incorporation of RXi to increase the authorized RXi Shares in order to facilitate obtaining additional financing needed by RXi at any time and from time to time to fund its ongoing working capital requirements;
          (b) the sale and issuance of RXi Shares or other securities in any such working capital financing; and
          (c) any other matter submitted for action by the RXi stockholders generally with respect to any such financing;
provided, however, that CytRx shall have no obligation hereunder with respect to any of the foregoing matters in which CytRx or the RXi Shares owned by it or CytRx Affiliates would receive different treatment than the treatment afforded the other RXi stockholders generally; and provided further, that CytRx’s obligations above shall not extend to any financing for purposes of acquiring the business, technologies, assets, or operations of any other company.
     3. RXi hereby grants CytRx the rights set forth on Annex 1 hereto, which is incorporated herein by reference. Such rights granted to CytRx shall become effective as of the first date as of which the issued and outstanding RXi Shares owned in the aggregate by CytRx and CytRx Affiliates shall constitute less than 50% of the total issued and outstanding RXi Shares, and shall terminate upon the earlier of (a) January 8, 2012 or (b) the first date as of which CytRx and CytRx Affiliates own in the aggregate less than ten percent (10%) of the outstanding RXi Shares. Notwithstanding the provisions of Annex 1, the rights granted thereunder to CytRx

CytRx Corporation
February 23, 2007

shall be suspended if, and for so long as, CytRx shall be in breach of any of its obligations under this Agreement.
     4. Except for the provisions of paragraph 3, above, the provisions of this Agreement may be terminated at any time by the written consent or agreement of CytRx, RXi, and a majority of the SAB Members then serving as such. Unless sooner terminated, the provisions of this Agreement shall terminate as to an SAB Member, at such time as he is no longer serving as a member of RXi’s Scientific Advisory Board.
     5. This Agreement is governed by and construed in accordance with the laws of the State of Delaware irrespective of any conflicts of law principles.
     6. This Agreement shall be binding upon CytRx, RXi, and the SAB Members and their respective heirs and successors in interest. The obligations of each of CytRx and the SAB Members hereunder shall terminate as to any RXi Shares sold, transferred or assigned by it or him upon such sale, transfer or assignment, and this Agreement shall not bind or inure to the benefit of any transferee of RXi Shares sold, assigned or transferred by any party (other than transfers to CytRx Affiliates and other than transfers to a successor in interest of all or any substantial part of the business or assets of a party by way of sale, exchange, merger or otherwise).
     7. This Agreement may not be modified or amended, except in a writing signed by CytRx, RXi, and at least a majority of the SAB Members who are then serving as members of RXi’s Scientific Advisory Board.
     8. Without limiting the rights of each party hereto to pursue any and all other legal and equitable remedies available to such party, each party acknowledges and agrees that the remedy at law in the event of a breach by any party of it obligations under this Agreement would be inadequate and, therefore, that the parties shall be entitled to specific performance, injunctive relief and other equitable remedies in such event.
     9. This Agreement, including Annex 1 hereto, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.
     10. The parties hereto shall at all times act in good faith and shall not take any actions, or fail to take actions, to circumvent or frustrate the provisions of this Agreement.

CytRx Corporation
February 23, 2007

     11. This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instruction.

Very truly yours,

/s/ Tod Woolf

Tod Woolf, Ph.D., Chief Executive Officer
RXi Pharmaceuticals Corporation

AGREED, ACKNOWLEDGED AND ACCEPTED:

CYTRX CORPORATION

By:	/s/ Steven Kriegsman

Steven Kriegsman
President and Chief Executive Officer

/s/ Craig C. Mello, Ph.D.

Craig C. Mello, Ph.D.

/s/ Tariq M. Rana, Ph.D.

Tariq M. Rana, Ph.D.

/s/ Michael P. Czech, Ph.D.

Michael P. Czech, Ph.D.

/s/ Gregory J. Hannon, Ph.D.

Gregory J. Hannon, Ph.D.

ANNEX 1
Preemptive Rights
SECTION 1. General
A.	CytRx shall have the right, on the terms and provisions of this Annex 1, to purchase New Securities (as defined below in Paragraph B) that RXi may, from time to time, sell, issue or exchange.
B.	“New Securities” shall mean, subject to Section 4.B, any shares of common stock of RXi (“RXi Common Stock”) and other equity securities of RXi, whether now authorized or not, any rights, options, and warrants to purchase RXi Common Stock or other equity securities, and securities of any type whatsoever that are, or may become, convertible into, or exercisable or exchangeable for, shares of RXi Common Stock or other equity securities.
SECTION 2. Sales and Issuances of New Securities for Cash
A.	RXi shall not at any time issue or sell for cash any New Securities (each, a “Cash Sale”), unless and until RXi shall have first delivered to CytRx notice of the proposed Cash Sale (the “Cash Offer Notice”) and otherwise complied with the provisions of this paragraph A, as follows:
(i)	The Cash Offer Notice shall (1) describe in reasonable detail the proposed Cash Sale, (2) set forth the nature and dollar amount of the New Securities involved (the “Offered Securities”), (3) describe the sale price of the Offered Securities and other terms of the proposed Cash Sale, (4) identify the persons or entities, if known, to which the Offered Securities are proposed to be offered, issued or sold, and (5) include an express offer to issue and sell to CytRx a portion of such Offered Securities determined by multiplying the total dollar amount of Offered Securities by CytRx’s Proportionate Percentage (as hereinafter defined) as determined as of the date of the Cash Offer Notice. CytRx’s “Proportionate Percentage” for purposes of this Annex shall mean, as of any determination date, a fraction, expressed as a percentage, the numerator of which is the sum of (w) the number of issued and outstanding shares of RXi Common Stock then owned beneficially (as hereinafter defined) by CytRx plus (x) the number of shares of RXi Common Stock that may be acquired by CytRx upon the exercise, conversion or exchange of rights, options, warrants and other securities of RXi owned beneficially by CytRx that are exercisable or exchangeable for, or convertible into, shares of RXi Common Stock within 60 days of the date of determination of such beneficial ownership, and the denominator of which is the sum of (y) the total number of shares of RXi Common Stock then issued and outstanding plus (z) the number of shares referred to in clause (x) above. CytRx shall be deemed to “beneficially own” shares of RXi Common Stock and other

ANNEX 1
securities that are held of record by CytRx or held in the name of a broker or other custodian for CytRx’s account.
(ii)	CytRx shall have the right during the 10-business day period following delivery of the Cash Offer Notice to elect to purchase, at the price and upon the other terms specified therein, its Proportionate Percentage of the Offered Securities; provided, however, that RXi may postpone or terminate the transaction described in the Cash Offer Notice, which shall have the effect of postponing or terminating CytRx’s rights under this paragraph A. To exercise its rights under this paragraph A, CytRx must notify RXi on or prior to the expiration of the foregoing 10-business day period of the amount, if any, of the Offered Securities (not to exceed its CytRx’s Proportionate Percentage thereof) that CytRx elects to purchase (the “Notice of Acceptance”).

(iii)	RXi shall have 90 days from the date of the Cash Offer Notice to consummate the Cash Sale in accordance with the Cash Offer Notice, which may include the issuance or sale of all or any part of the Offered Securities which CytRx has not elected to purchase as reflected in the Notice of Acceptance. Any of the Offered Securities not so issued or sold by RXi within such 90-day period shall not be issued or sold by RXi, unless and until RXi again complies with the procedures specified in this Annex.

(iv)	In the event RXi determines in good faith to issue or sell less than all the Offered Securities pursuant to the Cash Sale, then the amount of the Offered Securities that CytRx shall be entitled to purchase shall automatically be reduced to an amount equal to the amount of the Offered Securities, if any, that CytRx elected to purchase as set forth in its Notice of Acceptance multiplied by a fraction, (1) the numerator of which shall be the amount of Offered Securities that RXi issues or sell (including the Offered Securities to be issued or sold to CytRx pursuant to subparagraph A(ii) above prior to such reduction) and (2) the denominator of which shall be the amount of the Offered Securities that RXi initially proposed to issue or sell as specified in the Cash Offer Notice.

(v)	On the date of the closing of the issuance or sale of all or less than all the Offered Securities, CytRx shall purchase from RXi, and RXi shall sell and issue to CytRx, the amount of Offered Securities specified in the Notice of Acceptance (as reduced pursuant to subparagraph A(iv) above, if applicable) upon the terms and conditions specified in the Cash Offer Notice. The purchase by CytRx of any of the Offered Securities is subject in all cases to the preparation, execution and delivery by RXi and CytRx of a customary purchase agreement relating to such Offered Securities and other documents consistent with the terms of the Cash Offer Notice and reasonably satisfactory in form and substance to CytRx, RXi and their respective counsel.

ANNEX 1
SECTION 3. Sales and Issuances of New Securities Other than for Cash
A.	If at any time or from time to time RXi shall issue or sell for consideration other than cash any New Securities (each, a “Non-Cash Sale”), it shall comply with the provisions of this Section 3, as follows:
(i)	RXi shall deliver to CytRx notice of the Non-Cash Sale (the “Non-Cash Offer Notice”). Except as provided below, the Non-Cash Offer Notice shall be delivered within 10 days following the issuance or sale of such New Securities and (1) describe in reasonable detail the Non-Cash Sale, (2) set forth the nature and amount of the New Securities involved, (3) describe the price or value attributable to the New Securities, and other terms of the Non-Cash Sale, (4) identify the persons or entities, if known, to which such New Securities are proposed to be offered, issued or sold, and (5) include an express offer to issue and sell to CytRx from RXi’s authorized but unissued shares of RXi Common Stock, or from treasury shares, such number of shares of RXi Common Stock as are necessary and sufficient to restore CytRx, after giving effect to such award, issuance, sale or exchange, to its Proportionate Percentage as of the time immediately preceding such Non-Cash Sale. Notwithstanding the foregoing, if the amount of the New Securities issued or sold in a Non-Cash Sale, when added to all other New Securities issued and sold in Non-Cash Sales of which CytRx shall not have been notified by RXi in accordance with this subparagraph A(i), represents 5% or less of the shares of RXi Common Stock outstanding immediately prior to such Non-Cash Sale, then RXi may postpone the Non-Cash Offer Notice hereunder until the date 10 days following the earlier of (1) the end of the calendar quarter during which such Non-Cash Sale occurred and (2) the date of the next subsequent issuance or sale of New Securities in a Non-Cash Sale which, when added to all other New Securities issued and sold by RXi in Non-Cash Sales as to which no Non-Cash Offer Notice shall have been given to CytRx, exceeds 1% of the shares of RXi Common Stock outstanding immediately prior to the earliest of all such unreported Non-Cash Sales; provided, however, that in the event the Board of Directors of RXi shall determine to authorize or approve of a merger of RXi with or into any other person or entity, or a sale or other disposition of all or substantially all of RXi shares of capital stock, business or assets, RXi shall immediately deliver to CytRx all previously postponed Non-Cash Offer Notices.

(ii)	CytRx shall have the right during the 30-day period following delivery of the Non-Cash Offer Notice to elect in its discretion to purchase all or any portion of the number of shares of RXi Common Stock determined as provided in subparagraph A(i) above. To exercise its rights under this paragraph A, CytRx must notify RXi on or prior to the expiration of the foregoing 30-day period of the number, if any, of such shares of RXi Common Stock, up to the whole number thereof, that CytRx elects to purchase (the “Notice of Acceptance”). The

ANNEX 1
purchase price to CytRx of such shares of RXi Common Stock shall be the Fair Value (as defined below) of such shares.
(iii)	At a closing to be held on a date that is mutually agreeable to RXi and CytRx that is not more than 20 days after the Notice of Acceptance, CytRx shall acquire from RXi, and RXi shall sell and issue to CytRx, the number of shares of RXi Common Stock specified in the Notice of Acceptance. The purchase by CytRx of such shares of RXi Common Stock is subject in all cases to the preparation, execution and delivery by RXi and CytRx of a customary purchase agreement relating to such shares of RXi Common Stock and other documents consistent with the terms hereof and reasonably satisfactory in form and substance to CytRx, RXi and their respective counsel.

(iv)	The “Fair Value” per share of RXi’s Common Stock shall be equal to the average closing price of RXi Common Stock as reported on Nasdaq (or other principal exchange on which such shares are then traded) over the 10 trading days ending on the earlier of (1) the date of any press release or other announcement by RXi of the transaction involving such New Securities and (2) the date that CytRx delivers its Notice of Acceptance under subparagraph B(ii) above. If RXi Common Stock is not publicly traded at that time, the Fair Value of a share of RXi Common Stock shall be the fair market value per share of RXi Common Stock as determined in good faith by the Board of Directors of RXi acting by not less than a majority of the disinterested directors of RXi.
SECTION 4. Excluded Securities and New Option Securities
A.	Notwithstanding any other provision of this Annex, this Annex shall not apply to (i) any New Securities issued as a dividend or other distribution on or with respect to RXi Common Stock, or (ii) any stock split, recapitalization or reclassification of RXi Common Stock.
B.	Notwithstanding any other provision of this Annex, the provisions of this Annex shall not apply to the grant, award or issuance for consideration other than cash of any New Securities consisting solely of options, warrants or other rights to subscribe for or purchase shares of RXi Common Stock or other equity securities (“New Option Securities”). With respect to any New Option Securities granted, awarded or issued by RXi for consideration other than cash, the provisions of Section 3 shall apply in all respects to the issuance or sale of any New Securities upon the exercise or conversion of such New Option Securities. Without limiting the generality of the preceding sentence, the purchase price to CytRx of any shares of RXi Common Stock that it elects to purchase upon any such exercise or conversion shall be the Fair Value of such shares as of the date of CytRx’s Notice of Acceptance delivered in accordance with Section 3.

ANNEX 1
SECTION 5. Miscellaneous
A.	All notices and other communications provided for or permitted to be given under this Annex shall be in writing and shall be given by depositing the notice in the United States mail, addressed to the party to be notified, postage paid, and registered or certified with return receipt requested, or by such notice being delivered in person or by facsimile communication to such party. Notices or other communications given or served pursuant hereto shall be effective upon receipt by the party to be notified. All notices or other communications to be sent to RXi shall be sent to One Innovation Drive, Worcester, Massachusetts 01605, or such other address as RXi may specify by notice hereunder to CytRx. All notices or other communications to be sent to CytRx shall be sent or made at the address of CytRx as set forth in RXi’s books and records or such other address as CytRx may specify by notice hereunder to RXi.
B.	No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.
C.	In the event that any provision of this Annex, or the application of such provision to any person or circumstance, is determined by a court, arbitrator or other adjudicator to be invalid or unenforceable to any extent, the remainder of this Annex, and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and such provision and each other provision of this Annex shall be valid and enforceable to the greatest extent permitted by law.
D.	In the event of any arbitration, litigation or other legal proceeding involving the interpretation of this Annex or enforcement of the rights or obligations of the parties hereto, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and expenses as determined by the court, arbitrator or other adjudicator. In the event that the arbitration, litigation or other legal proceeding is successful only in party, the court, arbitrator or other adjudicator shall be entitled to prorate and allocate said fees and expenses between the parties.

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